Exhibit 23.4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Freightos Limited on Form F-1 of our report of Gesher I Acquisition Corp. dated December 29, 2022, which includes an explanatory paragraph as to Gesher I Acquisition Corp’s ability to continue as a going concern, with respect to our audits of the financial statements of Gesher I Acquisition Corp. as of September 30, 2022 and September 30, 2021 and for the year ended September 30, 2022 and for the period from February 23, 2021 (inception) through September 30, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Boston, MA

February 21, 2023